Exhibit 99.1

SALEM COMMUNICATIONS ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

CAMARILLO, CA November 16, 2009 — Salem Communications Corporation (“Salem”) (Nasdaq: SALM), announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of the $89.655 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2010 (CUSIP No. 79409PAD7) (the “Notes”) of Salem Communications Holding Corporation, a wholly owned subsidiary of Salem (“SCHC”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated November 16, 2009 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on Monday, December 14, 2009 unless extended (the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on November 30, 2009, unless extended (the “Consent Payment Deadline”), will receive the total consideration equal to $1,000 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as December 1, 2009.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Payment Deadline but on or prior to the Expiration Date will receive the tender offer consideration equal to $970 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, SCHC will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn upon the earlier of (i) 5:00 p.m., New York City time, on November 30, 2009 and (ii) execution of the supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the receipt by Salem of net proceeds from new debt financings on terms acceptable to Salem that, when combined with up to approximately $27 million of cash on hand, will aggregate to an amount that is sufficient to pay (a) the total consideration in respect of all Notes (regardless of the actual amount of Notes tendered), (b) all amounts owing under the current credit facility of SCHC (approximately $231.2 million as of November 13, 2009) and (c) estimated fees and expenses relating to the foregoing transactions, each as more fully described in the Offer to Purchase.

Salem has engaged Banc of America Securities LLC and Houlihan Lokey as joint Dealer Managers and Solicitation Agents for the Offer. Persons with questions regarding the Offer should contact Banc of America Securities LLC at (888) 292-0070 (toll free) or (980) 388-9217 (collect) or Houlihan Lokey at (212) 497-7864 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-4500 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About Salem Communications Corporation

Salem Communications Corporation is a leading U.S. radio broadcaster, Internet content provider, and magazine and book publisher targeting audiences interested in Christian and family-themed content and conservative values. In addition to its radio properties, Salem owns Salem Radio Network®, which syndicates talk, news and music programming to approximately 2,000 affiliates; Salem Radio Representatives™, a national radio advertising sales force; Salem Web Network™, an Internet provider of Christian content and online streaming; and Salem Publishing™, a publisher of Christian-themed magazines. Upon the close of all announced transactions, the company will own 93 radio stations, including 58 stations in 22 of the top 25 markets. Additional information about Salem may be accessed at the company’s website, www.salem.cc.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Salem Communications Corporation cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time, Consent Time and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem Communications Corporation does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.

Company Contact:

Evan Masyr

Salem Communications

(805) 987-0400 ext. 1067

evanm@salem.cc

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